Exhibit 99.1

191Mason Street Greenwich, CT 06830 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Timothy H. Schott Named EVP – Finance & CFO

Greenwich, Connecticut, January 4, 2021 – Associated Capital Group (NYSE:AC) announced today that Timothy H. Schott has been named Executive Vice President – Finance & Chief Financial Officer of Associated Capital Group.  In this new position Mr. Schott will join as a member of the firm’s management committee and serve to head the Company’s finance group.

Mr. Schott was formerly a partner of Deloitte & Touche where he began his career, and brings three decades of experience in financial reporting, tax compliance, acquisitions and divestitures.   Mr. Schott said, “I am excited about the opportunity to contribute to Associated Capital’s future success.”

Mr. Schott, prior to joining Associated Capital Group, led Lazard’s accounting compliance group as the Director of Accounting Policy where he was responsible for the review of all Lazard Ltd.’s GAAP regulatory accounting filings.   More recently he was the Principal Accounting Officer at Tiptree Inc. where he was instrumental in the transformation of the company’s accounting, tax and internal controls, including the remediation of several material weaknesses.

“Tim’s joining will further strengthen our team.  His broad financial and accounting experience complements Associated Capital’s strategic direction.  We look forward to his contributions as we continue to execute on our growth plans for the company,” said Doug Jamieson, President of Associated Capital.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified financial services company that provides alternative investment management products and services to institutional and qualified individual clients globally.   The company is headquartered in Greenwich CT., with subsidiaries in London, Milan, and Zurich.

www.associated-capital-group.com